Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

RAPT THERAPEUTICS, INC.

at

$58.00 per Share, in cash

Pursuant to the Offer to Purchase dated February 2, 2026

by

REDROSE ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MARCH 2, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

February 2, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 2, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the offer by Redrose Acquisition Co., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (each, a “Share” and, collectively, the “Shares”) of RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), for $58.00 per Share, in cash (such amount or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), without interest, subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $58.00 per Share in cash, without interest, subject to any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 19, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and solely for the purposes set forth therein, Ultimate Parent. The Merger Agreement provides, among other things, that, as promptly as reasonably practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth in the Merger Agreement, (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The Merger will be effected without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

4. The Board of Directors of the Company, at a meeting duly called and held, unanimously: (a) determined that entry into the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, the Offer Price and the Merger Consideration, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) resolved that the Merger will be effected under Section 251(h) of the DGCL; (c) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Offer and the Merger; and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The Offer will expire at one minute following 11:59 P.M., Eastern Time, on March 2, 2026, unless the Offer is extended by the Purchaser or earlier terminated in accordance with the terms of the Merger Agreement. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment, may also be withdrawn at any time after April 30, 2026, pursuant to SEC (as defined in the Offer to Purchase) regulations or earlier terminated in accordance with its terms or the terms of the Merger Agreement. Purchaser is not providing for guaranteed delivery procedures.

6. The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) the Minimum Condition (as defined below); (b) the Regulatory Conditions (as defined below); (c) the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (d) since the date of the Merger Agreement, there not having occurred a Material Adverse Effect (as defined in the Offer to Purchase) that is continuing. The “Minimum Condition” means that there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, would represent a majority of Shares outstanding at the time of the expiration of the Offer; and the “Regulatory Conditions,” requires (i) that any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any timing agreement mutually entered by Parent and the Company with a governmental body to not consummate the Offer or the Merger, shall have expired or been terminated and (ii) the absence of certain orders or laws prohibiting the Offer or the Merger. Purchaser is not providing for guaranteed delivery procedures.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Offer to Purchase

All Outstanding Shares of Common Stock

of

RAPT THERAPEUTICS, INC.

at

$58.00 per Share, in cash

Pursuant to the Offer to Purchase dated February 2, 2026

by

REDROSE ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 2, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) in connection with the offer by Redrose Acquisition Co., a Delaware corporation (“Purchaser”), a direct wholly owned subsidiary of GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), for $58.00 per Share, in cash (the “Offer Price”), without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery by the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No. Dated , 20 Area Code and Phone Number
Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.